Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Jim Greffet (317) 383-9935 or greffet_james_f@elanco.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen_parr_dekker@elanco.com

Elanco Animal Health Reports 2020 First Quarter Results

•	Total Revenue was $657.7 million, a decrease of 10 percent. On a constant currency basis, Total Revenue declined 9 percent due to a reduction of approximately $60 million in channel inventory driven by factors resulting from the COVID-19 pandemic.

•	Gross margin was 49.4 percent of revenue (reported), or 50.1 percent of revenue (adjusted).

•	Earnings per share (EPS) was $(0.12) (reported), or $0.13 (adjusted).

•	Bayer Animal Health acquisition remains on track for mid-year close; Antitrust approval process progressing; new members of expanded executive leadership team announced.

•	Long-term industry fundamentals remain intact; 2020 guidance withdrawn due to uncertainty of the duration and magnitude of impacts from the COVID-19 pandemic.

GREENFIELD, Ind. (May 7, 2020) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the first quarter of 2020. The results reflect the impact of the COVID-19 pandemic on the business, particularly actions that the pandemic has prompted us to take with our commercial distribution partners. Despite the unique factors that contributed to the first quarter performance, our innovation, portfolio, and productivity strategy continues to be our focus and the long-term industry fundamentals and durability remain intact.

"In the first quarter, the COVID-19 pandemic created working capital pressures across our commercial value chain and dampened assumptions about near-term demand from end users of our products. These factors coupled with our recent evaluation of distributor performance has prompted us to tighten our approach across many facets of our distributor relationships. Our relationship with our commercial partners has evolved significantly over the last 13 years and while distribution will continue to play a role in the future, our analysis shows our internal demand generation efforts are superior to distributors and higher inventory levels are not driving demand as it had in the past," said Jeff Simmons, president and chief executive officer at Elanco. "In the first quarter, we made initial progress to meaningfully reduce channel inventory, primarily in our U.S. companion animal business, and we expect to further tighten channel inventory across all business areas, primarily in the second quarter. The decrease in channel inventory is a structural change that will improve our working capital and maximize our operational flexibility in the current environment and beyond. While the actions we are taking with our commercial partners negatively impact our reported sales performance in the near term, these changes will strengthen our position, optimize our promotional approach and enable us to direct investment to the internal commercial activities that drive demand for our products over the long term."

Simmons emphasized, "Importantly, these changes are independent of the underlying fundamentals that give me confidence - strong leading indicators in clinic performance driven by our internal teams, the accelerating importance of alternative channels, strong demand for our solutions in poultry and aqua, and even encouraging recovery signs from China's swine industry. We do expect demand-related pressure on our business as a result of the COVID-19 pandemic in the coming quarters; however, these fundamentals, along with a productivity agenda that continues to deliver price and cost improvement, a strong pipeline with potential for five new products contributing revenue by the end of 2021, and a continued focus on the well-being of our employees, customers, animals as well as broader communities, are representative of the company we are building for long term success."

Underlying fundamentals of our business in the first quarter remained strong despite the actions taken related to channel inventory:

•	U.S. Companion Animal: Outbound sales from distribution to vet clinics and alternative channel customers have grown in the mid-single digits over the past year and in the first quarter. In alternative channels, Elanco outgrew the overall market and gained share in the quarter.

•	U.S. Food Animal: Portfolio experienced flat to slightly negative outbound sales from distribution despite the trade challenges with Paylean®, the inconsistency of supply from our sterile injectable manufacturing partner and the launch of a generic competitor. We are pleased with the execution of the strategy to maximize Rumensin® sales in the U.S.

•	International: Demand for poultry, aqua, and swine products in China drove growth in the quarter in addition to anticipatory purchases by direct export customers ahead of potential pandemic related supply disruptions. China's swine industry, which was a significant drag on our industry in 2019, is showing positive signs of recovery in herd repopulation efforts in large, corporate operations.

•	Productivity: Manufacturing cost reduction efforts and price improvement, elements of gross margin that will persist, continued to improve in the quarter. All elements of the manufacturing cost reduction plans are on track.

Operational Update

Animal health manufacturing has been designated as essential and Elanco manufacturing plants and research labs continue to operate with appropriate personal safety measures. Importantly, Elanco has not experienced any COVID-19 related disruption in the inputs for or supply of our products and, pending re-opening timelines, are not expecting any delays related to our manufacturing productivity agenda, innovation timelines, or independent company stand up. Employees in other company functions in most regions are working remotely, abiding by social distancing guidelines, and maintaining virtual engagement with co-workers, customers, regulators, and other stakeholders. Elanco has initiated plans to begin return to site measures aligned with federal and state regulations over the course of the coming months.

In this time of uncertainty, the health and well-being of our employees, customers, animals and the communities where we operate are our top priority. In March, the Elanco Foundation, formed in 2019, pledged more than $700,000 to help fight rising food insecurity challenges brought on by the COVID-19 pandemic. Elanco and the Foundation are collaborating with leaders in the communities where we operate to support community organizations and food banks. Additionally, Elanco is leading a coalition in Indiana to raise $1.6 million to feed 10,000 families with children in the local Indianapolis Public School system, where eight in ten kids struggle with food security. The commitment to our vision of Food and Companionship Enriching Life has never been more relevant than it is in these unprecedented times.

Bayer Update

The Bayer Animal Health transaction continues to advance, including the following progress since our last earnings call:

•	Submitted Form CO to European Commission as a standard part of the antitrust regulatory process, with response expected by June 8.

•	U.K.'s Competition and Markets Authority opened its formal phase 1 review of the previously announced sale of Osurnia to satisfy antitrust considerations in the canine otitis market.

•	Received antitrust clearance for the transaction in Colombia, South Africa and Vietnam, in addition to approvals in China, Ukraine, and Turkey.

•	Announced expanded leadership team, adding a Chief Marketing Officer and three commercial leaders to the current Executive Committee to lead the combined company, two external hires that began immediately and two from Bayer Animal Health who will join upon closing.

"I am excited about the future leadership team, whose expertise, experience and energy will drive the success of the combined company," Simmons said. "We remain encouraged by the regulatory and integration planning progress despite COVID-19 challenges, as well as Bayer's strong financial performance in the first quarter. We continue to look toward a mid-2020 close."

First Quarter Reported Results:

In the first quarter of 2020, total revenue was $657.7 million, a decrease of 10 percent, or a decrease of 9 percent without the impact of foreign exchange rates, compared with the first quarter of 2019. Revenue, excluding strategic exits, was $638.7 million, a decrease of 9 percent without the impact of foreign exchange rates. Gross margin, as a percent of revenue, was 49.4 percent, a decline of 360 basis points as compared with the first quarter of 2019. Total operating expense was $248.8 million, an increase of 1 percent compared with the first quarter of 2019. Tax benefit was $18.7 million in the first quarter of 2020. Net loss for the first quarter of 2020 was $49.1 million, or $0.12 per diluted share, compared with net income of $31.5 million, or $0.09 per diluted share, for the same period in 2019.

Companion Animal Disease Prevention revenue decreased 25 percent for the quarter, driven by decreased volume and to a significantly lesser extent unfavorable impact from foreign exchange rates, partially offset by an increase in price. Without the impact of foreign exchange rates, the category decreased 24 percent. While underlying demand grew in the first quarter, the volume decrease was the result of actions taken across brands to reduce channel inventory levels due to the impact of the COVID-19 pandemic on the companion animal market.

Companion Animal Therapeutics revenue decreased 19 percent for the quarter, driven by decreased volume and to a significantly lesser extent an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category decreased 18 percent. While clinic-level demand for Galliprant grew in major markets and geographic expansion continued into Latin America in the first quarter, the volume decrease was the result of actions taken across brands to reduce channel inventory levels due to the impact of the COVID-19 pandemic on the companion animal market, offset by the inclusion of sales for Entyce® and Nocita® as a result of the acquisition of Aratana in the third quarter of 2019.

Food Animal Future Protein & Health revenue increased 8 percent for the quarter, driven by increased volume and price, partially offset by an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category grew 10 percent. Growth was driven by continued strong demand in the international poultry and aqua portfolios, in addition to anticipatory buying in the quarter by direct customers in international export markets to ensure continuity of supply ahead of potential COVID-19 pandemic disruptions.

Food Animal Ruminants & Swine revenue decreased 8 percent for the quarter, driven by deceased volume and price, and unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category decreased 7 percent. The decrease was driven by expected impacts from headwinds for Rumensin® and Paylean®, the continued replenishment of sterile injectable products from our contract manufacturing partner and actions to reduce inventory levels. These headwinds were partially offset by increased demand in China's swine market as a result of favorable producer economics and positive efforts to repopulate herds impacted by African Swine Fever in 2019, in addition to anticipatory buying in the quarter by direct customers in international export markets to ensure continuity of supply ahead of potential COVID-19 pandemic disruptions.

Strategic Exits are businesses Elanco has exited or has made the decision to exit. Revenue from Strategic Exits decreased 15 percent for the quarter, and represented 3 percent of total revenue.

Gross profit was $325.0 million, or 49.4 percent of revenue, in the first quarter of 2020 compared with $387.3 million, or 53.0 percent, for the first quarter of 2019. Gross margin as a percent of revenue declined 360 basis points, primarily due to unfavorable product and geographic mix and unfavorable effect of foreign exchange rates, partially offset by continued improvements in manufacturing productivity and price.

Total operating expenses increased $3.6 million in the first quarter of 2020. Marketing, selling and administrative expenses increased less than 1 percent to $182.0 million, reflecting additional costs from acquired businesses in 2019, primarily Aratana, partially offset by strong expense management. Research and development expenses increased 4 percent to $66.8 million, or 10 percent of revenue, reflecting additional costs from acquired businesses in 2019, including Aratana and Prevtec.

Amortization of intangibles increased $2.6 million to $51.6 million in the first quarter of 2020 as compared with the first quarter of 2019, as a result of the acquisitions of Aratana and Prevtec. Asset impairment, restructuring, and other special charges increased to $74.8 million in the first quarter of 2020 from $24.9 million in the first quarter of 2019. Charges recorded in the first quarter of 2020 include costs primarily related to our integration efforts, as well as external costs related to acquiring businesses, including the pending acquisition of the animal health business of Bayer, costs necessary to stand up our organization as an independent company and charges related to previously announced restructuring activities, partially offset by a favorable adjustment from reversals for severance programs that are no longer active and the gain recorded on the sale of a facility.

Net interest expense was $16.5 million in the first quarter of 2020, compared with $20.8 million in the first quarter of 2019. Other-net expense of $1.1 million was incurred in the first quarter of 2020, compared with expense of $2.6 million in the first quarter of 2019.

First Quarter Consolidated non-GAAP Results:

Adjusted net income for the first quarter of 2020 was $53.6 million, compared with $92.9 million in the first quarter of 2019. Adjusted net income in the first quarter of 2020 excludes the net impact of $102.7 million of asset impairment, restructuring and other special charges and the amortization of intangible assets, net of the impact from taxes. The decline in adjusted net income is driven by decreased revenue and gross profit. Adjusted EPS in the quarter was $0.13 per share. Adjusted EBITDA was $106.5 million in the first quarter of 2020, which represents 16.2 percent of total revenue compared with 22.6 percent for the first quarter of 2019.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

As of March 31, 2020, cash and cash equivalents on the balance sheet was $1.2 billion after receiving $1.3 billion from our secondary equity and TEU issuances, which is partially offset by the payment of $371.4 million to retire our Term Loan A. Additionally, the company has priced debt financing of $4.275 billion in the form of a Term Loan B, which will fund at the closing of the acquisition of Bayer Animal Health business. Between cash on the balance sheet and the Term Loan B commitment, we expect to have sufficient capital to finalize the Bayer acquisition. Upon closing of the acquisition, our current $750 million revolver will be replaced by a new revolving credit facility of the same amount.

FINANCIAL GUIDANCE

In March, Elanco withdrew guidance for the full year 2020. While the long term industry fundamentals remain intact, we are not providing updated 2020 guidance due to the uncertainty of the impact of COVID-19 on our business and environments in which we operate.

Though the pandemic prompted actions taken with respect to our commercial distribution partners, we did not experience a meaningful impact on underlying demand from the COVID-19 pandemic on our business in the first quarter. While leading indicators for our products remain encouraging, in April our business has experienced pressure given the significant impacts the pandemic is having on the customers we serve. We are closely monitoring leading indicators across all parts of our business. From a macro perspective, we are tracking the overall spread and containment of COVID-19, changes in government-mandated protocols and lifting of social distancing restrictions, and overall economic impacts and recovery timelines. On the companion animal side, where lifting of social distancing restrictions will play a significant role in recovery, we are tracking veterinary clinic traffic and revenue, including the types of visits and mix of revenue, as well as growing alternative channel opportunities. On the food animal side, we are tracking production capacity constraints, primarily in the U.S., weakening producer economics, and shifting consumer demand globally.

Importantly, these metrics and the recovery of industries and economies will vary country by country and market by market. We will continue to monitor the depth and duration of these factors as we move throughout the year, which, along with the reductions in channel inventory, will provide meaningful headwind to our full-year results.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern today, during which company executives will review financial and operational results and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event in the same location on the company's website.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 65-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 6,000 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), including, without limitation, statements concerning our expectations relating to the Bayer animal health acquisition, the impact of the COVID-19 pandemic on our business, 2020 outlook, our industry and our operations, performance and financial condition, and including in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from innovation or generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in food animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the coronavirus (COVID-19) global health pandemic;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	an outbreak of infectious disease carried by food animals;

•	the success of our R&D and licensing efforts;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including the animal health business of Bayer AG (Bayer);

•	the impact of the COVID-19 global health pandemic on our ability to complete the acquisition of the animal health business of Bayer and achieve the anticipated revenue, earnings, accretion and other benefits;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns associated with our products;

•	the impact of weather conditions and the availability of natural resources;

•	disruption in our supply chain due to manufacturing issues experienced by our contract manufacturers;

•	consolidation of our customers and distributors;

•	the impact of increased or decreased sales to our channel distributors resulting in higher or lower inventory levels held by them in advance of or trailing actual customer demand, which could lead to variations in quarterly revenue results;

•	risks related to our presence in emerging markets;

•	changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

•	the impact of global macroeconomic conditions; and

•	the effect on our business resulting from our separation from Eli Lilly and Company (Lilly), including the various costs associated with transition to a standalone entity, including the ability to standup our enterprise resource planning (ERP) system and other information technology systems.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and 10-Q filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenues excluding strategic exits, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted EPS excluding share issuances, adjusted gross profit, adjusted gross margin and metrics excluding the impact of foreign exchange rates to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations, such as Strategic Exits. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue
Costs, expenses, and other:	$657.7	$731.1
Cost of sales	332.7	343.8
Research and development	66.8	64.1
Marketing, selling, and administrative	182.0	181.1
Amortization of intangible assets	51.6	49.0
Asset impairment, restructuring, and other special charges	74.8	24.9
Interest expense, net of capitalized interest	16.5	20.8
Other–net expense	1.1	2.6
Income (loss) before income taxes	$(67.8)	$44.8
Income taxes	(18.7)	13.3
Net income (loss)	$(49.1)	$31.5
Earnings (loss) per share:
Basic	$(0.12)	$0.09
Diluted	$(0.12)	$0.09
Weighted average shares outstanding:
Basic	403.9	365.7
Diluted	403.9	366.0

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define Adjusted Gross Profit as Total Revenue less Adjusted Cost of Sales and Adjusted Gross Margin as Adjusted Gross Profit divided by Total Revenue.

We define Adjusted Net Income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding as of March 31, 2020 and 2019.

The following is a reconciliation of GAAP Reported for the three months ended March 31, 2020 and 2019 to Selected Non-GAAP Adjusted information:

	2020				2019
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1) (2)	$332.7	$4.3	$328.4	$343.8	$(0.6)	$344.4
Amortization of intangible assets	$51.6	$51.6	$—	$49.0	$49.0	$—
Asset impairment, restructuring and other special charges (3) (4)	$74.8	$74.8	$—	$24.9	$24.9	$—
Interest expense, net of capitalized interest (5)	$16.5	$0.8	$15.7	$20.8	$—	$20.8
Income (loss) before taxes	$(67.8)	$131.5	$63.7	$44.8	$73.3	$118.1
Provision for taxes (6)	$(18.7)	$(28.8)	$10.1	$13.3	$(11.9)	$25.2
Net income (loss)	$(49.1)	$102.7	$53.6	$31.5	$61.4	$92.9
Earnings (loss) per share: (8)
basic	$(0.12)	$0.25	$0.13	$0.09	$0.17	$0.25
diluted	$(0.12)	$0.25	$0.13	$0.09	$0.17	$0.25
Adjusted weighted average shares outstanding:
basic	403.9	403.9	403.9	365.7	365.7	365.7
diluted (7)	403.9	405.1	405.1	366.0	366.0	366.0

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2020 and 2019 include the following:

(1)	2020 excludes a one-time payment to settle outstanding obligations to a contract manufacturing organization in connection with a divestiture due to the acquisition of Bayer Animal Health ($4.3 million).

(2)	2019 excludes inventory adjustments related to the suspension of commercial activities for Imrestor ($0.6 million).

(3)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the pending acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($76.3 million), facility exit costs and asset write-downs ($1.9 million), and severance ($1.0 million), partially offset by a favorable adjustment from reversals for severance programs that are no longer active ($0.6 million) and the gain on the sale of our R&D facility in Prince Edward Island, Canada ($3.8 million).

(4)	2019 excludes charges associated with the impairment of intangible assets ($4.0 million) as well as charges primarily related to independent stand-up costs and other related activities ($20.9 million).

(5)	2020 excludes the debt extinguishment loss recorded in connection with the repayment of our existing term loan facility ($0.8 million).

(6)	2020 and 2019 represent the income tax expense associated with the adjusted items.

(7)	During the three months ended March 31, 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 1.2 million of common stock equivalents.

(8)	Reconciliation of each adjustment to earnings (loss) per share by line item is shown in the table below. As reported GAAP EPS and Adjusted EPS for Q1 2020 were calculated using weighted average shares outstanding of 403.9 million and 405.1 million, respectively; however, in order to provide a more meaningful representation of comparative results, the below table also presents Adjusted EPS Excluding Share Issuances, which is calculated based on weighted average shares outstanding excluding the impact of common stock and tangible equity units that were issued in Q1 2020 for purposes of financing the pending acquisition of Bayer's animal health business.

	Q1 2020	Q1 2019
As Reported EPS	$(0.12)	$0.09
Cost of sales	0.01	—
Amortization of intangible assets	0.13	0.13
Asset impairments, restructuring and other special charges	0.19	0.07
Interest expense, net of capitalized interest	0.00	—
Subtotal	0.32	0.20
Tax Impact of Adjustments	(0.07)	(0.03)
Total Adjustments to EPS	$0.25	$0.17

Adjusted EPS (1)	$0.13	$0.25

Impact of Q1 equity issuances on Adjusted EPS (2)	0.01
Adjusted EPS Excluding Share Issuances	$0.14

Numbers may not add due to rounding.

(1) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

(2) Impact is based on excluding the weighted average impact in Q1 2020 of approximately 25.0 million shares relating to the common stock issuance and 14.3 million shares relating to the minimum settlement rate of the tangible equity unit prepaid stock purchase contracts. Both equity issuances occurred during the three months ended March 31, 2020.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP Net Income for the three months ended March 31, 2020 and 2019 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended March 31,
	2020	2019
Reported net income (loss)	$(49.1)	$31.5
Net interest expense	16.5	20.8
Income tax expense (benefit)	(18.7)	13.3
Depreciation and amortization	81.5	75.2
EBITDA	$30.2	$140.8
Non-GAAP Adjustments:
Cost of sales	$4.3	$(0.6)
Asset impairment, restructuring and other special charges	74.8	24.9
Accelerated depreciation and amortization(1)	(2.8)	—
Adjusted EBITDA	$106.5	$165.1
Adjusted EBITDA Margin	16.2%	22.6%

(1) Represents depreciation and amortization of certain assets that was accelerated during the three months ended March 31, 2020. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

Depreciation and amortization, EBITDA and Adjusted EBITDA as shown on the press release for the first quarter of 2019 were overstated by $7.9 million due to an error. The values shown for the three months ended March 31, 2019 above are correct.

For a reconciliation of our revenue excluding Strategic Exits to total GAAP revenue reported, please see the table below, which is a breakdown of revenue by category and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended March 31,
	2020		2019
Companion Animal
Disease Prevention	$140.3	21%	$185.9	25%
Therapeutics	65.8	10%	81.4	11%
Total Companion Animal	$206.1	31%	$267.3	37%
Food Animal
Future Protein & Health	$180.0	27%	$167.2	23%
Ruminants and Swine	252.6	38%	274.1	37%
Total Food Animal	$432.6	66%	$441.3	60%
Revenue Subtotal	$638.7		$708.6
Strategic Exits	$19.0	3%	$22.5	3%
Total Revenue	$657.7	100%	$731.1	100%

Numbers may not add due to rounding.